Exhibit 99.1

                   IceWEB Board of Directors Elects New Member

                 Jack Bush, Former President of Michaels Stores,
                        Joins IceWEB's Board of Directors

Herndon, Virginia - August 22, 2005 - IceWEB, Inc. (OTC BB: IWEB), today announced it has elected Jack Bush, 70, to the Board of Directors. "Jack's experience as President and a Director of multiple public companies is remarkable. His vast experience in retail, his proven track record of growth performance and mass marketing background is exactly what IceWEB need to get to the next level," stated John R. Signorello, Chairman and CEO, IceWEB, Inc.

Mr. Bush was elected to the Board of Directors at IceWEB's Board of Directors meeting on August 15, 2005. Mr. Bush will also serve on the company's compensation committee.

"There is plenty of challenge and opportunity at IceWEB. I am pleased to participate in helping the company grow from the ground up. I am especially excited about marketing IceMAIL into retail everywhere," Bush said. I have always wanted the opportunity to market an exciting technology product into the retail channel."

Mr. Bush has served as the President of Raintree Partners, Inc., a management consulting company, since September 1995. He is also currently Chairman and Director of IdeaForest.com (Joann.com), Vice Chairman and Director of FPE Corporation (Framed Picture Enterprises) and Co-Chairman of Country Sampler stores.

From 1995 to 1999 he served as Chairman of Aaron Brothers Holding Company and of Carolina Art & Frame Co. He was a founder, Chief Concept Officer and Director of Artistree Art, Frame & Design Company. During this time he was also a Director of Cyberplay, New York Coffee & Bagels, Bradlees Stores, Stage Stores, Telequip and Jumbo Sports Company. He served on the board of Bradlees during a successful reorganization and served as special assistant to the board of Stage Stores during a successful reorganization.

From 1997 to 1999 he served as Chairman, CEO and President of Jumbo Sports Co.

From 1991 to August 1995, he was President and Director of Michaels Stores, Inc. and was Chairman of Michaels of Canada. The company grew from 136 to 530 stores and became the largest arts and crafts retailer in the world. Upon leaving the NASDAQ Company, sales reached $1.5 billion and had 22,000 associates.

From 1990 to 1991 he served as Executive Vice President, Director of Operations and Stores for Ames Department Stores.

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From 1985-1990 Mr. Bush was President and Director of Roses stores, a NASDAQ company. During his tenure the company grew to 226 stores with $1.6 billion in sales and 25,000 associates.

From 1980-1985 He served as Vice President of Zayre Corporation, a NYSE company responsible for 105 stores and $750 million in sales.

From 1958-1980 He served in a variety of potions with J.C. Penney Company, a NYSE company.

Mr. Bush was a U.S. Air Force Reserve officer and holds a Bachelor of Science from the University of Missouri.

About IceWEB

IceWEB, Inc. (OTC BB: IWEB), enables small and medium sized organizations with its hardware, software and professional services. The Company's application service provider (ASP) software delivery model reduces the customer's Total Cost of Ownership and improves the efficient of IT environments. IceWEB packaged solutions and uniquely tailored services ensure business value in the Small and Medium Size business environment. Founded in 2000, ICEWEB is headquartered in Herndon, V.A. and serves its customers in the public and private sector. IceWEB
(tm) products and services are available on GSA Contract #GS-35F-5149H. For more information, please visit http://www.IceWEB.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to business conditions and the amount of growth in the computer industry and general economy, competitive factors, and other risks detailed from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q. The Company does not undertake any obligation to update forward-looking statements. All trademarks and brand names are the property of their respective companies.

All trademarks and brand names are the property of their respective companies.

Contact:
Rick Lutz
Email: investor@IceWEB.com
Tel: 703-964-8000 ext 126

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